Exhibit 99.1

AGREEMENT

WHEREAS, the undersigned are beneficial owners, as determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended, of certain shares of Common Stock, par value $0.001, of The Active Network, Inc.

NOW, THEREFORE:

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, this Agreement has been signed by the undersigned as of the 14th day of February, 2012.

Elicia Acquisition Corp.

By:	/s/ Joanne Hawkins
Name:	Joanne Hawkins
Title:	Secretary

IAC/InterActiveCorp

By:	/s/ Joanne Hawkins
Name:	Joanne Hawkins
Title:	SVP and Deputy General Counsel